Exhibit 3.11

RESTATED CERTIFICATE OF PARTNERSHIP

OF

COASTAL PAPER COMPANY

(the “Partnership”)

The undersigned have agreed to carry on business as partners, and pursuant to § 50-74 of the Code of Virginia certify as follows:

1. The full names and the post office and residence addresses of the partners are as follows:

Van Paper Company

Post Office Box 5327

Suite 1375

One Jackson Place

Jackson, Mississippi 39216

Van Timber Company

Post Office Box 5327

Suite 1375

One Jackson Place

Jackson, Mississippi 39216

2. The name of the Partnership is Coastal Paper Company.

3. The Partnership shall continue until December 31, 2031, unless terminated earlier pursuant to agreement or by law.

4. The Partnership shall conduct business at 1321 South Magnolia, Wiggins, Mississippi 39577.

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Partnership as of March 7, 1994.

VAN PAPER COMPANY

BY:	Will J. Vedele
TITLE:	President

VAN TIMBER COMPANY

BY:	Will J. Vedele
TITLE:	President